Exhibit 10.70

VOICE MOBILITY INC.

100-4190 Lougheed Highway

Burnaby, British Columbia V5C 6A8

[DATE]

[NAME]

Attention:	To whom it may concern

Dear Sirs:

Amendment to Series ? Promissory Note

We are providing you this letter to confirm the terms upon which we have agreed to amend the terms of the series ______ promissory note dated _____________ (the "Note") issued to you by Voice Mobility Inc. (the "Company") for the principal amount of Cdn.$____ (the "Series __________ Loan"). We ask that you sign a copy of this letter and return it to the Company to indicate your agreement with same.

The Series ___ Loan accrues interest at the rate of 8% per annum payable quarterly in arrears. The Company is required to repay the Series ____ Loan at a rate equal to 10% of the Company's gross sales as and when generated and as reported on the Company's quarterly and annual financial statements (the "Existing Repayment Schedule"). The Series ____ Loan is secured against the assets of the Company and its repayment is guaranteed by Voice Mobility International, Inc. ("VM International"). The amount owing under the terms of the Note is due and payable ___________ (the "Maturity Date").

We are pleased to advise that we have agreed to amend the terms of the Note, effective as of the date hereof, as follows:

(a)	extend the Maturity Date of the Note from __________ to December 31, 2009;
(b)	provide for an accelerated repayment of the amounts due under the Note immediately upon the occurrence of any of the following triggering events:
i.	the proposed dissolution, liquidation or wind-up of VM International;
ii.

a proposed merger, amalgamation, arrangement or reorganization of VM International with one or more corporations as a result of which, immediately following such event, the shareholders of VM International as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

iii.	the proposed acquisition of all or substantially all of the issued and outstanding shares of VM International by one or more persons or entities;
iv.	a proposed transaction pursuant to which a person or entity, together with all affiliates and associates, comes to beneficially own greater than 50% of the voting shares of VM International; or
v.	the proposed sale or other disposition of all or substantially all of the assets of VM International; and

(c)	replace the Existing Repayment Schedule with the repayment schedule set out in Schedule "A" attached hereto.

In consideration for your agreement to amend the terms of the Note in accordance with the above, we have agreed to cause VM International to issue to you a warrant (the "Class Z Share Purchase Warrant") to purchase up to ________________ common shares of VM International at an exercise price of $1.10 per share for a period of three years from the date of issuance of the Class Z Share Purchase Warrant. We have included a copy of the Class Z Share Purchase Warrant with this letter.

As noted above, please indicate your agreement with this amendment by signing and returning to us a copy of this letter.  Once we receive back your letter, this amendment will be attached to the copy of the Note that we have on file.  We would suggest you do the same with your copy.

Voice Mobility Inc.

per:

____________________________________

Authorized Signatory

I, the undersigned, hereby indicate my agreement with the foregoing effective as of the date hereof.

Signed, sealed and delivered by

the undersigned this _________

day of _____________, 2005.

[NAME]

per:

____________________________________

Authorized Signatory

SCHEDULE "A"

Scheduled Repayment

Aggregate Allocation

Beginning on July 1, 2005, the repayment of the aggregate debt obligations of the Company and VM International (the "Repayment") will be calculated as a percentage of VM International's cumulative earnings before interest, tax, depreciation and amortization ("EBITDA") commencing on VM International's fiscal quarter ending on September 30, 2005 as evidenced in the VM International's interim and annual financial statements, in the following manner:

Cumulative EBITDA	Percentage of EBITDA Allocated to Repayment of Debt Obligations
< $1,000,000	10%
$1,000,000 to $3,000,000	20%
> $3,000,000	30%

Repayment Schedule

The aggregate principal, premium and accrued interest of all of the Series ____ Loans, as of June 30, 2005, is Cdn.$________ (the "Series ___ Amount Owing"). The portion of EBITDA, as calculated above, allocated to the repayment of the Series ____ Amount Owing will be _____% of the aggregate amount of EBITDA allocated to the Repayment of the debt obligations of the Company and VM International (the "Repayment Portion"). The Repayment Portion for a particular reporting period will be paid out within one business day after the date on which VM International files its annual or interim financial statements.